UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2015

CYPRESS SEMICONDUCTOR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10079	94-2885898
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

198 Champion Court San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 943-2600
(Registrant's Telephone Number, Including Area Code)

(Former name, former address, and formal fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Distribution Agreement with Fujitsu Electronics Incorporated (“FEI”)

Cypress Semiconductor Corporation (the “Company”) and FEI entered into a distribution agreement (the “Distribution Agreement”) that will expand FEI’s role as a distribution partner for the Company. In the wake of the Company’s merger with Spansion Inc. in March 2015, the new agreement replaces the two prior agreements between Spansion and FEI and their affiliated entities and provides FEI with access to the products covered by the prior Spansion agreements as well as adding the Company’s entire product line. The agreement took effect on September 10, 2015.

The Distribution Agreement grants FEI the right to (i) non-exclusively distribute products in Japan and (ii) non-exclusively distribute products to certain accounts outside of Japan, in each subject to specified pricing terms.

Subject to various limitations and exceptions, the Company indemnifies FEI from and against third-party actions claiming the Company’s products infringe upon a third-party’s intellectual property rights.

The Distribution Agreement will be effective for one (1) year from its effective date and thereafter will renew automatically for additional one (1) year periods, unless (a) terminated as set forth below, or (b) either party provides ninety (90) days written notice to the other party of its intention to terminate it. In the event that either party materially defaults in the performance of a material obligation under the Distribution Agreement, then the non-defaulting party may terminate the Agreement upon written notice following a thirty (30) day cure period.

The preceding description of the Distribution Agreement is qualified in its entirety by reference to the full text of the Distribution Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 27, 2015.

[signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2015            CYPRESS SEMICONDUCTOR CORPORATION

By: /s/ Thad Trent
Thad Trent
Executive Vice President, Finance & Administration
and Chief Financial Officer

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